Exhibit 99.1

Media Contact:	Investor Contact:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com

LIPOSCIENCE ANNOUNCES 2014 FIRST QUARTER FINANCIAL RESULTS

RALEIGH, N.C., May 12, 2014 -LipoScience, Inc. (NASDAQ: LPDX), a diagnostic company pioneering a new field of personalized nuclear magnetic resonance (NMR) diagnostics to advance the quality of patient care in cardiovascular, metabolic and other diseases, today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Total revenue was $12.0 million, a reduction of 11.8% from the same period last year

•	NMR LipoProfile® test unit volumes decreased 6.5% to approximately 485,000 compared to Q1 2013

•	Net loss was $2.0 million, a decrease of $0.8 million from the same period last year

•	Net cash used in operating activities was $2.8 million, $3.0 million less than the same period last year

“As announced on March 28, 2014, we have terminated our contract with Health Diagnostic Lab, or HDL. We took this action in order to make certain that physicians are able to differentiate with certainty which test result they are receiving, as HDL began offering its own non-FDA cleared test for the measurement of LDL-P. Our sales team is enabling those physicians’ offices that want to make certain they receive the NMR LipoProfile test to receive the test through one of our other lab partners. We remain focused on increasing physician adoption of our test by educating physicians on its appropriate utilization to manage cardiovascular patients,” said Howard Doran, President and Chief Executive Officer.

Mr. Doran added, “We have already taken actions to reduce our cost base and manage our cash. We have taken these tough steps to allow us to meet our cash requirements over the next 18 to 24 months. We will continue to allocate our resources to areas that will have the greatest benefit to growing our business and increasing physician adoption of our test.”

“We are very pleased to announce that the pivotal study entitled “Cardiovascular Risk in Patients Achieving Low-Density Lipoprotein Cholesterol and Particle Targets Atherosclerosis,” has been accepted for publication in the journal Atherosclerosis. The data demonstrated an approximately 25 percent yearly reduction in the risk of cardiovascular-related events over a three-year period of the study when patients were managed to a target LDL-P number, as measured by LipoScience's NMR LipoProfile test, compared to patients who attained an LDL-C target. It included over 4,000 patients from 14 WellPoint/Anthem Blues plans treated in real-world settings,” continued Mr. Doran.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

First Quarter 2014 Operating Results

Total revenue was $12.0 million for the first quarter of 2014, a reduction of 11.8% from the same period last year. NMR LipoProfile test unit volumes decreased 6.5% to approximately 485,000 compared to the first quarter of 2013. The Company estimates the impact of harsh winter experienced in much of the United States reduced revenues and volume by approximately 2%.

The overall average selling price of NMR LipoProfile tests decreased 5.4% for the first quarter of 2014 compared to the prior year period. The decrease was primarily the result of reductions in price for some clinical laboratory customers due to their lower contracted pricing and the continuing shift in channel mix toward high-volume clinical laboratory customers who pay a lower price per test.

For the first quarter ended March 31, 2014, gross profit was $9.4 million compared to $10.8 million in the prior year, a decrease of 12.7%. Gross margin for the first quarter of 2014 was 78.2%, compared to 79.1% for the first quarter of 2013.

During the first quarter ended March 31, 2014, sales and marketing expenses were $5.1 million, down 23.4% compared to $6.7 million in the prior year period. As a percentage of revenues, sales and marketing expenses were 42.5% of revenues for the first quarter of 2014, compared to 48.9% of revenues in the first quarter of 2013. The decrease was primarily driven by lower staff-related costs, and lower marketing costs.

For the first quarter ended March 31, 2014, research and development expenses were $2.6 million, or 21.3% of total revenues, compared to $3.1 million, or 23.0% of total revenues, during the first quarter of 2013 primarily due to lower contract and consulting fees.

For the first quarter ended March 31, 2014, general and administrative expenses were $3.3 million, which was consistent with the first quarter of 2013. As a percentage of revenues, general and administrative expenses were 27.9% of revenues for the first quarter of 2014, compared to 24.3% of revenues in the first quarter of 2013.

Net loss for the first quarter of 2014 was $2.0 million compared to net loss of $2.8 million for the first quarter 2013.

Liquidity and Capital Resources
As of March 31, 2014, LipoScience had approximately $45.0 million of cash and cash equivalents and $15.8 million of long-term debt.

Second Quarter 2014 Guidance
Based on information available as of May 12, 2014, the Company expects total revenue for the second quarter 2014 will range from approximately $8.7 million to $9.1 million and volume levels to be between 335,000 to 350,000. In addition, the Company expects cash usage for the second quarter 2014 will range from approximately $5.0 million to $6.0 million, which includes approximately $2.0 million in capital expenditures.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

Conference Call Information
LipoScience management will host a conference call today at 4:30 p.m. ET to discuss the first quarter 2014 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning May 12, 2014 at 7:30 p.m. ET and ending on May 24, 2014 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 35743577. A replay of the webcast will be available on the corporate website for two weeks, through May 24, 2014.

About LipoScience
LipoScience, Inc. (Nasdaq: LPDX) is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared blood test that directly quantifies LDL particles and provides physicians and their patients with actionable information to personalize management of heart disease. To date, more than 11 million NMR LipoProfile tests have been ordered. LipoScience is striving toward the NMR LipoProfile test becoming the preferred choice by physicians for the management of cardiovascular disease.
The Vantera® Clinical Analyzer is the first FDA-cleared platform that utilizes NMR technology. Its ease of use and quick turnaround time helps maximize efficiency and throughput in the clinical laboratory. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended,that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: our industry, business strategy, goals and expectations concerning our future operations, performance or results, profitability, capital expenditures, liquidity and capital resources, timing or anticipated results of our FDA submissions and other financial and operating information. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward -looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$45,050	$49,574
Accounts receivable, net	5,837	5,821
Inventories	188	224
Prepaid expenses and other	1,504	972
Total current assets	52,579	56,591
Property and equipment, net of accumulated depreciation of $12,793 and $12,608 at March 31, 2014 and December 31, 2013, respectively	15,328	13,955
Other noncurrent assets:
Restricted cash	502	502
Intangible assets, net	891	841
Deferred financing costs	59	64
Other assets	38	45
Total other noncurrent assets	1,490	1,452
Total assets	$69,397	$71,998
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,573	$2,045
Accrued expenses	3,276	3,744
Long-term debt reclassified to current	15,832	15,816
Total current liabilities	20,681	21,605
Other long-term liabilities	2,606	2,635
Total liabilities	23,287	24,240
Stockholders’ equity:
Common stock, $.001 par value; 75,000,000 shares authorized; 15,227,162 and 15,188,861 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	15	15
Preferred stock, $.001 par value; 5,000,000 shares authorized; issuable in series, no shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	108,666	108,271
Accumulated deficit	(62,571)	(60,528)
Total stockholders’ equity	46,110	47,758
Total liabilities and stockholders’ equity	$69,397	$71,998

LipoScience, Inc.
Statements of Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues	$12,008	$13,616
Cost of revenues	2,614	2,850
Gross profit	9,394	10,766
Operating expenses:
Research and development	2,560	3,132
Sales and marketing	5,100	6,659
General and administrative	3,347	3,307
Total operating expenses	11,007	13,098
Loss from operations	(1,613)	(2,332)
Other expense:
Interest income	5	21
Interest expense	(435)	(530)
Other (expense) income	—	(7)
Total other expense	(430)	(516)
Net loss	(2,043)	(2,848)
Net loss per share—basic and diluted	$(0.13)	$(0.19)
Weighted average shares used to compute basic and diluted net loss per share	15,214,245	14,649,084
Comprehensive loss	$(2,043)	$(2,848)

LipoScience, Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Operating activities
Net loss	$(2,043)	$(2,848)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	503	373
Amortization of deferred financing costs	5	8
Amortization of debt discount	16	26
Stock-based compensation expense	303	251
Fair value remeasurement of preferred stock warrant liability	—	(2)
Loss on sale or disposal of equipment	56	—
Changes in operating assets and liabilities:
Accounts receivable, net	(16)	(1,949)
Inventories	36	(60)
Prepaid expenses and other	(532)	(293)
Accounts payable and accrued expenses	(1,068)	(1,250)
Other non-current assets	7	(24)
Other long-term liabilities	(29)	4
Net cash used in operating activities	(2,762)	(5,764)
Investing activities
Purchases of property and equipment	(1,833)	(1,221)
Capitalized patent and trademark costs	(20)	(20)
Net cash used in investing activities	(1,853)	(1,241)
Financing activities
Payments on revolving line of credit	—	(5,000)
Payments of Series F redeemable convertible preferred stock accrued dividends	—	(5,200)
Changes in deferred financing costs	—	(6)
Issuance cost of common stock	—	(4,359)
Proceeds from issuance of common stock	—	51,750
Proceeds from exercise of stock options	91	99
Net cash provided by financing activities	91	37,284
Net (decrease) increase in cash and cash equivalents	(4,524)	30,279
Cash and cash equivalents at beginning of period	49,574	24,768
Cash and cash equivalents at end of period	$45,050	$55,047